July 1, 1996


Evans Environmental Corporation
99 S.E. Fifth Street
Fourth Floor
Miami, FL 33133

Gentlemen:

               In regard to the Evans Environmental Stock and Option Award Plan (the "Plan") you are proposing to issue (i) 75,000 shares of the Common Stock, par value $0.012 per share, of Evans Environmental Corporation ("Evans") and
(ii) upon exercise of options an additional 1,007,875 shares of such Common
Stock.

               We are of the opinion that such shares when issued upon payment of the price per share for the 75,000 shares and upon payment of the option exercise prices when the options are exercised, the shares under the Plan will be duly authorized, validly issued, fully paid and non-assessable.

               We consent to the inclusion of our opinion in the Evans Form S-8 dated July 1, 1996.

                                            Sincerely,


                                            /s/ ADORNO & ZEDER, P.A.
                                            --------------------------
                                            Adorno & Zeder, P.A.